UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2018

TINTRI, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38117	26-2906978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 Ravendale Drive

Mountain View, California 94043

(Address of principal executive offices including zip code)

(650) 810-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒

Item 2.02.	Results of Operations and Financial Condition.

On March 5, 2018, Tintri, Inc. (the “Company”) issued a press release announcing its financial results for its fourth quarter and fiscal year ended January 31, 2018. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 1, 2018, the Board of Directors of the Company (the “Board”) approved a restructuring and reduction in force plan of approximately 20% of the Company’s global workforce. The Company expects to substantially complete the restructuring in its first quarter of fiscal 2019, which ends on April 30, 2018.

The Company estimates it will incur approximately $3.0 million to $4.0 million of cash expenditures in connection with the restructuring, substantially all of which relate to severance costs and contract termination costs. Total restructuring expenses are estimated at $2.5 million to $3.5 million, substantially all of which relate to severance costs. Total restructuring expense is expected to be lower than cash restructuring costs primarily due to the reversal of previously recognized non-cash stock-based compensation expense related to awards that will not vest as a result of the restructuring plan. The Company expects to recognize most of these pre-tax restructuring charges in the first quarter of fiscal 2019.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2018, the Company announced that Ken Klein will transition from his role as the Company’s Chief Executive Officer. Mr. Klein expects to continue to serve as the Company’s Chief Executive Officer and as a Board member until a successor is appointed and an orderly transition has occurred.

Item 8.01	Other Events.

On March 5, 2018, the Company entered into a Waiver and Tenth Amendment to Loan and Security Agreement (the “Tenth Amendment”) with Silicon Valley Bank (“SVB”), pursuant to which the parties agreed to certain amendments and modifications to the Company’s line of credit under the Loan and Security Agreement between the Company and SVB dated as of May 14, 2013, as amended (“Loan Agreement”). The Tenth Amendment provides for the interest rate on amounts outstanding under the Loan Agreement shall be equal to the prime rate plus 1.85% per annum through March 31, 2018, and for the waiver by SVB with respect to certain prior breaches of financial covenants and related defaults, in each case subject to the terms and conditions set forth in the Tenth Amendment.

The Company is in the process of negotiating a further amendment to the Loan Agreement with SVB, as well as an amendment to its revolving line of credit with TriplePoint Capital LLC (“TriplePoint”).

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s negotiations with SVB and TriplePoint and any related amendments to the Company’s credit agreements, estimates of the magnitude of workforce reductions, cash expenditures that may be made by the Company and non-cash charges that may be incurred by the Company in connection with the restructuring plan, the size and availability of credits related to non-cash stock-based compensation expense in connection with the restructuring plan, and the changes in our senior management team and Mr. Klein’s continued service as interim Chief Executive Officer and member of our Board. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could contribute to such differences include the Company’s ability to implement the restructuring in various jurisdictions; possible changes in the size and components of the expected costs and charges associated with the restructuring; risks associated with the Company’s ability to achieve the benefits of the restructuring; and the risks more fully described in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2017 filed with the Securities and Exchange Commission. The forward-looking statements in this Form 8-K are based on information available to the Company as of the date hereof, and Company disclaims any obligation to update any forward-looking statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by Tintri, Inc. dated March 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tintri, Inc.

Date: March 5, 2018	By:	/s/ Ian Halifax
Ian Halifax
Chief Financial Officer